                            ASSET PURCHASE AGREEMENT


This Agreement is made on October 27th, 2000 by and between PMX Holdings, Inc., a North Carolina Corporation ("Seller"), Landacorp, Inc., a Delaware Corporation ("Landacorp"), and Landacorp Acquisition Subsidiary, Inc., a Delaware Corporation ("Buyer"), as follows:

                                   BACKGROUND

This Agreement contemplates a transaction under which, as of the Closing Date,
(a) in consideration of the purchase price paid on its behalf by Landacorp, Buyer will purchase all of the assets and assume certain liabilities of Seller, which assets comprise substantially all of the assets of Seller used in its disease management business (the "Business"), and (b) the Seller and Buyer will obtain the release of the Seller from the loan originally made to ProMedex, Inc. ("the ProMedex Loan") by Wachovia Bank, N.A. The ProMedex Loan was subsequently sold and assigned by Wachovia Bank to Vernon R. Loucks Jr. Seller assumed the ProMedex Loan from ProMedex and Vernon Loucks, Jr. assigned his rights under the ProMedex Loan, including the right to receive payment of the ProMedex Loan to Franklin Fairveiw I, LP (the "Fund") pursuant to an Assignment and Assumption Agreement dated October 18, 2000, between such parties (the "Note Assignment") as part of Seller's acquisition of ProMedex's assets on October 18, 2000 (the "ProMedex Acquisition"). In connection with the acquisition of Seller's assets and assumption of Seller's liabilities as set forth herein, Buyer agrees to assume liability for repayment of the ProMedex Loan and Landacorp guarantees Buyer's obligations hereunder, including, without limitation, payment of the ProMedex Loan.

                                    AGREEMENT

1. Purchase and Sale of Seller's Assets.

        (a) Acquired Assets.

               (i) Subject to the terms and conditions set forth herein, the accuracy of the representations and warranties herein contained, and the performance of the covenants herein contained, at the Closing, in consideration of the purchase price payable hereunder by Landacorp, Seller shall sell, assign, transfer, convey and deliver to Buyer on behalf of Landacorp, and on behalf of Landacorp, Buyer shall purchase, receive and accept from Seller, all of the assets of Seller, all rights and properties owned by, leased to or otherwise used or usable by Seller in the operation of the Business, wherever located, whether tangible or intangible, real, personal or mixed, including all such assets, rights and properties acquired by Seller between the date of the ProMedex Acquisition and the Closing, it being understood that the Acquired Assets include, and as of the Closing shall include, all of the assets, rights and properties of Seller necessary for the conduct by Buyer of the Business in the manner in which it is now conducted, by Seller (the "Acquired Assets"). Except as otherwise specifically provided for herein, Buyer shall not assume or accept any of Seller's liabilities.

               (ii) Without limiting the generality of the foregoing, the Acquired Assets shall include all of Seller's right, title and interest in and to the (tangible or intangible) assets of Seller used in the Business as of the Closing Date including without limitation (a) furniture, computers and equipment, (b) accounts receivable, including without limitation, checks received by, but not deposited on the Closing Date, (c) intellectual property including the ProMedex name, software, trademarks, disease management and health information content and copyrighted materials, (d) inventory of disease management and health information materials, (e) all revenues from Seller's customers, partners or any other contracts received on or prior to the Closing Date, (f) agreements with customers and suppliers relating to ongoing business, and (g) all employees, independent contractors and consultants utilized by Seller at Closing in the ordinary course of its business.

        (b) Assumption of Liabilities. At the Closing and except as otherwise provided in Section 1(c), Buyer shall assume and agree to pay, discharge or perform, as appropriate, (i) all liabilities of ProMedex assumed by Seller as of part of the ProMedex Acquisition, as reflected on the ProMedex balance sheet (the "ProMedex Balance Sheet") dated September 30, 2000 (the "Balance Sheet Date") which is attached as Exhibit 1, including liabilities under all leases of real property and equipment, provided that such liabilities remain outstanding on the Closing Date, but excluding all Excluded Liabilities, (ii) all liabilities and obligations of Seller under the Transferred Contracts and (iii) any other liabilities incurred by the Business prior to the Closing in the ordinary course of business after the Balance Sheet Date (collectively, the "Assumed Liabilities"). In addition to the Assumed Liabilities, Buyer shall release Seller from any liability arising from the ProMedex Loan and shall assume all responsibility for the repayment of the ProMedex Loan, and Landacorp shall guarantee Buyer's payment of the Assumed Liabilities, including the ProMedex Loan, and Buyer's other obligations hereunder in the ordinary course of its business, provided, however, Buyer's release will not cover any loss, liability or expense caused to Buyer as a result of Seller receiving, after the Closing Date, payment of any of the receivables pledged to secure the ProMedex Loan or otherwise diverting any receivables that are pledged or payable under such Loan.

        (c) Excluded Liabilities. Buyer shall not assume, and shall have no liability or obligation whatsoever with respect to, any liabilities or obligations of Seller, except the


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Assumed Liabilities (the "Excluded Liabilities"). Excluded Liabilities shall also include any liability reflected on the ProMedex Balance Sheet that is recorded as an intercompany liability, including without limitation the $2,462,344.18 "Intercompany Inlight" account payable and any other liability that is otherwise payable to an affiliated or related party of ProMedex or Seller, other than the ProMedex Loan.

        (d) Purchase Price and Payment Terms. In consideration of the receipt the Acquired Assets at the Closing, Buyer agrees to assume the Assumed Liabilities and pay Seller a total of One Million One Hundred Thousand Dollars ($1,100,000) (the "Purchase Price"), payable as follows:

               (i) Two Hundred and Fifty Thousand (250,000) shares of Landacorp Common Stock (the "Shares"), which Shares will be delivered to Buyer by Landacorp within seven days after the Closing, and

               (ii) An amount of cash to be determined at the Closing by subtracting from $1,100,000 an amount equal to the value of the Shares at the Closing as determined using the last sale price for the Shares at the close of the Market on Thursday, October 26, 2000 (the "Stock Valuation Date"). For purposes of determining the value of the Shares at the Closing, if the last sale price for a share on the Stock Valuation Date is less than $1.50 per share, the Shares shall be valued using a stock price of $1.50 per share. For purposes of determining the value of a share at the Closing, if the last sale price for the Shares on the Stock Valuation Date is more than $2.50 per share, the Shares shall be valued using a stock price of $2.50 per share. The parties acknowledge that the last sales price for a share on the Stock Valuation Date was $2.062 per share, and that the amount of cash to be delivered to Seller by Landacorp at the Closing is Five Hundred Eighty Four Thousand Three Hundred and Seventy Five Dollars ($584,375).

        (e) Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the office of Poyner & Spruill L.L.P., 3600 Glenwood Avenue, Raleigh, NC 27612 commencing at 15:00 p.m. EDT on October 27th, 2000 (the "Closing Date") or such other time and place as the parties may agree upon.

        (f) At the Closing, Seller shall deliver to Buyer assignments of the Acquired Assets; and the Buyer shall deliver to Seller (i) a document reflecting the assumption of the Assumed Liabilities, and (ii), the purchase price described in (d), and the release from the ProMedex Loan described in Section 1.(b).

2. Representations and Warranties of Seller. Seller warrants and represents to Buyer that the following statements are true and correct as of the date of the signing of this Agreement:


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        (a) Seller is a corporation duly organized and validly existing and in good standing under the laws of North Carolina and is qualified to do business in all appropriate jurisdictions. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement. This Agreement constitutes the valid and legally binding obligation of Seller according to its terms and is enforceable against Seller.

        (b) Seller has no obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become obligated.

        (c) To Seller's actual knowledge, Seller has and will convey to Buyer at closing good and marketable title to the Acquired Assets (including intangible assets) free and clear of any lien or security interest, encumbrances, restrictions on transfer or other interests of third parties, except for liens reflected on Exhibit 2 to the purchase agreement in the ProMedex Acquisition. The Acquired Assets constitute all of the assets presently used in the Business.

        (d) EXHIBIT 1 is the unaudited balance sheet of ProMedex as of September 30, 2000 which ProMedex represented was: prepared in accordance with Generally Accepted Accounting Principles (except for the absence of notes and normal year end adjustments) applied on a consistent basis throughout the periods covered thereby, presented fairly the financial condition of ProMedex as of the dates stated and was consistent with the books and records maintained by ProMedex. To Seller's knowledge, Seller warrants that there have been no material adverse changes to Seller, the assets acquired from ProMedex, or the Business since September 30, 2000, except as otherwise reflected on Exhibit 1.

        (e) With respect to the Acquired Assets, Seller has complied with all relevant laws, rules and regulations of governing bodies, including those related to income taxes, building, zoning, pension, employee benefits, environmental control, health, safety and fair employment.

        (f) To Seller's actual knowledge, neither the Acquired Assets or Seller are subject to any material customer contract except as specifically listed on
EXHIBIT 2 of this Agreement.

        (g) Except for consents for the assignment of the Transferred Contracts, there are no third-party or governmental consents required for the consummation of this transaction and there is no litigation or other claims pending or to the knowledge of Seller threatened against Seller, or the business operations that would have an adverse effect on the Seller's Business, the Acquired Assets or the Seller's ability to consummate


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
the transaction described herein, except that the landlord for the Sunday Drive premises in Raleigh, North Carolina has threatened to commence eviction proceedings.

        (h) Seller represents and warrants that assuming Buyer hires all of Seller's employees, Seller is and will be, as of the date of Closing, in compliance with all obligations under the Worker Adjustment and Retraining Notification Act.

        (i) Seller makes no warranties or representations to Buyer of any kind, express or implied, except as expressly set forth in this Section 2, and all other warranties or representations are disclaimed.

        (j) The Shares issued to the Seller will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, except to Seller's shareholders as a distribution. Seller further represents that the Seller has no present contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Shares. The parties acknowledge, however, that Seller may at a later date distribute the Shares to Seller's shareholders as a distribution.

        (k) Seller is able to bear the economic risk of an investment in the Shares and can afford to sustain a total loss of such investment. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the acquisition of the Shares pursuant to this Agreement. Seller or its representatives have had an adequate opportunity to ask questions and receive answers from the officers of Landacorp concerning, among other matters, Landacorp and its management, plans, operations and financial condition. Seller has received or had ready access to all such information as Seller has deemed necessary and appropriate to enable Seller to evaluate the risks inherent in making an investment in the Shares, including but not limited to, copies of Landacorp's most recent filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "1934 Act").

3. Representations and Warranties of Landacorp and Buyer. Landacorp and Buyer jointly and severally make the following representations and warranties to Seller as of the date of the execution of this Agreement:

        (a) Landacorp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of


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
Delaware as a wholly owned subsidiary of Landacorp. Each of Landacorp and Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement. This Agreement constitutes the valid and legally binding obligation of Landacorp and Buyer according to its terms and is enforceable against Landacorp and Buyer.

        (b) Landacorp and Buyer have no obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become obligated.

        (c) Buyer has no assets or liabilities other than the assets and liabilities to be acquired hereunder and capital contributions and loans incurred (i) to pay the purchase price described in Section 1(d), (ii) assume the ProMedex Loan and (iii) provide working capital for the operation of the Business.

        (d) Landacorp's 10K for the year ended December 31, 1999 and its subsequent filings made pursuant to the 1934 Act do not contain any untrue statements of material fact or omit to state any fact necessary to cause the statements made, in light of the circumstances under which they were made, to not be misleading.

        (e) Landacorp and Buyer make no warranties or representations to Seller of any kind, express or implied, except as expressly set forth herein, and all other warranties or representations are disclaimed.

4. Securities Laws Matters.

        (a) Seller acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the "1933 Act"), on the basis that issuance of the Shares under this Agreement is exempt from registration under the 1933 Act and that Landacorp's reliance upon such exemption is predicated upon Seller's representations contained herein.

        (b) Seller understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the 1933 Act, the Shares must be held indefinitely. Seller understands that there is no agreement to register the Shares. Seller is aware that the Shares may not be sold pursuant to Rule 144 and/or 145 under the 1933 Act unless all of the conditions of the applicable Rules are met. Among the conditions for use of Rule 144 is the availability of current information to the public about Landacorp.


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        (c) For so long as resale of the Shares is subject to the resale restrictions set forth in Rule 144 and 145 under the 1933 Act, Landacorp will use best efforts to at all times comply with Rule 144(c)1 under the 1933 Act. Seller agrees that Seller shall not, directly or indirectly, offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of any Shares except if such transfer is registered under the 1933 Act or the Seller procures an opinion of counsel that the transfer is exempt from such registration requirement; provided, however, the parties acknowledge that Seller may transfer the Shares to its shareholders as a distribution (and in the case of the Fund, the Fund may transfer its portion of the Shares to its owners) without having to obtain a legal opinion.

        (d) Seller acknowledges that the share certificate(s) issued to Seller for the Shares (as well as any share certificate(s) issued or issuable in respect of any such Shares upon any stock split, stock dividend, recapitalization, or similar event), shall contain the following restrictive legends:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR LAWS.

        (e) If, at any time or from time to time within twelve (12) months after the date of this Agreement, Landacorp shall determine to register any of its securities for its own account in connection with an offering of its securities to the general public for cash on a form that would permit the registration of Registerable Securities (defined below), Landacorp will:

               (i) Promptly give notice of such determination to Seller; and

               (ii) Include in such registration and in any underwriting involved in such registration, all the Registerable Securities specified in a written request or


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
requests made within fifteen (15) calendar days after such notice from Landacorp, by Seller, except as set forth in section (f) below.

        (f) If the registration of which Landacorp gives notice is for a registered public offering involving an underwriting, Landacorp shall so advise Seller as a part of the notice given under section 4(e), above. In such event, the right of Seller to registration under this section 4(f) shall be conditioned on Seller's participation in such underwriting and the inclusion of Seller's Registerable Securities in the underwriting to the extent provided in this section 4(f). Seller shall (together with Landacorp) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Landacorp. Notwithstanding any other provision of this section (f), if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares that may be included in the underwriting shall be allocated first to Landacorp; and second to Seller and any other person(s) or entity(ies) to whom Landacorp has provided rights to participate in the underwriting on a pro rata basis based on the number of Registerable shares held by each. In such event, Landacorp shall advise Seller of the number of shares of Seller's Registerable Securities that may be included in the registration and underwriting as per the foregoing allocations. If Seller disapproves of the terms of any such underwriting, Seller may elect to withdraw from the underwriting by notice to Landacorp and the underwriter delivered at least ten (10) business days prior to the effective date of the registration statement.

        (g) "Registerable Securities" means the Shares; provided that, Registerable Securities shall cease to be Registerable Securities: (1) on the consummation of any sale of such securities under a registration statement or Rule 144 under the 1933 Act; (2) when such Registerable Securities are eligible to be sold by the holder of such Registerable Securities under Rule 144 under the 1933 Act; or (3) if such Registerable Securities are sold or transferred in transaction in which the rights under this section 4 are not validly assigned.

        (h) Except as otherwise prohibited by applicable law, Landacorp will pay all fees and expenses incurred by Landacorp in connection with the Registration of the Registerable Securities; except for any underwriter's discounts or commissions, broker's commissions, any other selling expenses, transfer taxes, fees and expenses of counsel for Seller and the underwriter's expense allowance, if any, attributable to the Registerable Securities, all of which shall be borne by Seller. Landacorp shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of the registration whether or not Seller has elected to include securities in the registration. Seller shall not have any right to obtain or seek any injunction restraining or otherwise delaying any registration by Landacorp as the result of any controversy that might arise with respect to the interpretation or implementation of this section 4. All registration


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
rights granted under this section 4 shall terminate on October 26, 2001, unless sooner terminated as provided herein. The registration rights granted under this section 4 may be assigned by Seller to a transferee of Registerable Securities which is a subsidiary, parent, shareholders or other owners of a subsidiary or parent, or affiliate of Seller; on the conditions that: 1) Seller provides Landacorp with written notice of the name and address of the transferee and 2) the transferee agrees to be bound by terms and conditions of this section and any other applicable provisions of this Agreement. Except as provided in the preceding sentence, Seller may not assign any rights under this section, whether by operation of law, merger or otherwise, without Landacorp's prior written consent. The provisions of this section 4 may be amended or waived only upon the consent of Landacorp and the owners of at least a majority of the Registerable Securities. By accepting the benefits of this section 4, permitted assignees of Seller agree to be bound by the provisions hereunder. As a condition precedent to Landacorp's obligations under this section 4, Seller shall furnish to Landacorp such information regarding itself, the Registerable Securities held by it and the intended method of disposition of such securities as may be required to effect the registration of the Registerable Securities.

5. Pre-Closing Covenants. With respect to the period between the Seller's acquisition of the Acquired Assets and the Closing:

        (a) Conduct of Business. From the date of the ProMedex Acquisition until the Closing, Seller covenants that it has conducted the Business in the ordinary course of business, has maintained ProMedex's current business organization, has used commercially reasonable efforts to continue to retain the services of ProMedex's present employees and consultants, has taken no action intended to impair ProMedex's relationship with customers, suppliers and others having business dealings with ProMedex, and has not entered into any transaction or performed any act which would constitute a breach of the representations, warranties, covenants or agreements contained herein.

        (b) Employees.

               (i) From the date of the ProMedex Acquisition until the Closing, Seller has used commercially reasonable efforts to keep available for employment by Buyer the employees of ProMedex (the "Employees") without making any increase after the date of the ProMedex Acquisition in the compensation, current or deferred, payable to such employees without the prior written consent of Buyer. Seller will cooperate fully with Buyer, at Buyers cost, so that Buyer may hire all of such employees. Seller has not hired any new employees between the date of the ProMedex Acquisition and the Closing without the prior written consent of Buyer, except that Seller may do so, upon


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
prior written notice to Buyer. Notwithstanding the foregoing, Seller has terminated one employee since the ProMedex Acquisition.

               (ii) Buyer agrees to offer employment to all of the Employees, for positions comparable to such Employees' previous positions and in their current place of employment, and to maintain reasonable compensation and benefit plans, programs and policies and fringe benefits, that, in the aggregate, will provide benefits to such Employees that are substantially similar to those provided by Seller as in affect on the Closing; provided however, that nothing contained herein shall preclude Buyer from terminating or otherwise changing the terms of employment of any Employee or any such compensation and benefit plans, programs, policies or fringe benefits at any time after the Closing in its sole discretion. To the extent practicable, each Employee shall be given credit for all service with the Seller or ProMedex under all employee benefit plans, programs and policies and fringe benefits of Buyer in which he or she became a participant for purposes of eligibility, vesting and benefit accrual.

               (iii) Notwithstanding anything to the contrary herein contained, no Employee or former Employee is or shall be construed as a third party beneficiary under this Section or any other provision of this Agreement.

        (c) Assignment of Transferred Contracts.

               (i) Seller will use commercially reasonable efforts at Buyer's cost, and Buyer will cooperate with Seller, to obtain all approvals, consents or waivers necessary to assign to Buyer all of the contracts or other rights included in the Acquired Assets (including any and all leases and subleases relating to the Leased Property) or any claim, right or benefit arising thereunder or resulting therefrom as soon as possible after closing (the "Transferred Contracts").

               (ii) To the extent any of the foregoing approvals, consents or waivers in respect of any Transferred Contracts have not been obtained by Seller as of the Closing, Seller covenants and agrees that the beneficial interest in and to any such Transferred Contract shall, to the extent permitted by the relevant Transferred Contract and/or by applicable Law, pass to Buyer, and Seller covenants and agrees: (i) that it will hold and declare that it holds all such Transferred Contracts in trust for the benefit of Buyer, its successors and assigns, from and after the Closing; (ii) to use commercially reasonable efforts at Buyer's cost to obtain and secure any and all consents and approvals that may be necessary to effect such assignment or assignments of the same, as Buyer reasonably requests; (iii) to make or complete such assignment or assignments as soon as reasonably possible after Buyer's request; (iv) to cooperate with Buyer, at Buyer's cost, in any other reasonable arrangement designed to enable Seller to fulfill any such Transferred Contract until an effective assignment thereof to Buyer can be obtained,


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
and the parties agree to cooperate and take all necessary actions at Buyer's cost, including accountings between the parties, to assure that Buyer shall receive all of such benefits, rights, obligations and duties under such Transferred Contracts; and (v) to enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights, claims or benefits of Seller arising in respect of such Transferred Contracts against any party or entity (including the right to elect to terminate any such right, claim or benefit in accordance with the terms thereof upon the written notice of Buyer).

        (d) Permits. Seller shall (i) transfer to Buyer all Permits utilized in the Business which are transferable; (ii) use commercially reasonable efforts to obtain all approvals, consents or waivers of any Governmental Authority necessary to transfer all Permits, to Buyer; and (iii) otherwise assist Buyer at Buyer's cost in Buyer's efforts to obtain and register all Permits in Buyer's name. Nothing herein shall require Seller to pay any fees or costs in relation to the transfer or registration of Permits in the name of Buyer.

        (e) Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, and to satisfy all of the conditions to the Closing to be satisfied by such party, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities and third parties, and effecting all necessary registrations and filings.

        (f) Public Disclosure. Prior to the Closing, no party to this Agreement shall directly or indirectly make or cause to be made any public announcement or issue any public notice in any forum with respect to this Agreement or the transactions contemplated hereby, without the consent of the other parties hereto except if in the opinion of such party's counsel it is required by Law to make such disclosure. The text of any public announcement or public notice shall be subject to prior written approval of the parties. Nothing herein shall restrict Seller from disclosing this transaction to Seller's employees, vendors, suppliers and others having a reasonable need to know and where disclosure is necessary to comply with the terms hereof.


6. Post-Closing Covenants. In case, at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of documents) as the other party may reasonably request and at the requesting party's expense.


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
7. Indemnification.

        (a) The representations and warranties of the parties in this Agreement shall (i) survive the Closing (unless the recipient of the warranty or representation knew of any misrepresentation or breach of warranty at the time of the Closing), and (ii) continue in full force and effect until October 17, 2001. All claims under the indemnification provisions below must be made in writing prior to October 17, 2001 or they shall be deemed waived and released.

        (b) Seller shall indemnify Landacorp and Buyer and hold it harmless from and against all liabilities, losses, costs or damages ("Loss") and reasonable attorneys' and accountants' fees and expenses, court costs and other reasonable out-of-pocket expenses ("Expenses") incurred by Landacorp or Buyer in connection with or arising from (i) any breach by Seller of its post closing covenants or other obligations in this Agreement or (ii) the breach of any warranty or the inaccuracy of any representation made by Seller in this Agreement or (iii) the Excluded Liabilities; provided however, that Seller shall not be required to indemnify and hold Landacorp and Buyer harmless under (ii) unless the aggregate amount of all Loss and Expense incurred by Landacorp or Buyer in respect of which Seller would be liable thereunder is at least $50,000 in which event the Seller would be liable for all such amounts over $50,000; provided however that in no event shall Seller's or Parent's liability under this provision exceed the value at the Closing of the Shares received.

        (c) Landacorp and Buyer shall indemnify Seller and hold it harmless from and against all Loss and Expenses incurred by Seller in connection with or arising from (i) any breach by Landacorp or Buyer of its post closing covenants or other obligations in this Agreement or (ii) the breach of any warranty or the inaccuracy of any representation made by Landacorp or Buyer in this Agreement or
(iii) any Assumed Liabilities.

        (d) Seller may at its option satisfy any indemnification obligation hereunder by returning to Buyer an amount of Shares having a value equal to the amount of the indemnification obligation owed with the value of the Shares based upon the greater of the value on the Stock Valuation Date, or the value based upon the last sales price of a share of Landacorp common stock on the trading day immediately prior to the date the Shares are surrendered to satisfy the indemnification obligation.

8. Miscellaneous.

        (a) Any notice, claim or other communication hereunder may be delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid or faxed and addressed to the intended recipient as follows: If to Seller--702 Oberlin Road, Suite 150, Raleigh, NC 27605, fax 919/743-2526; if to Landacorp or Buyer--900 Fortress Street, Suite 100 Chico, CA 95973, fax 530/899-7430; or to such other address or fax number as shall be designated by a party by giving notice to the other party in the designated manner. Such notice, claims and communication shall be effective when actually received by the intended recipient.

        (b) Each party shall bear its own expenses incurred in connection with this Agreement, including its negotiation and documentation.

        (c) The timing and text of announcements or statements to the public or Seller's customers and suppliers relating to the transactions contemplated by this Agreement shall be mutually agreed upon by the parties.

        (d) This Agreement and its attachments (i) constitutes the entire agreement of the parties on the matter to which it relates and supersedes any prior understandings, agreements or representations, (ii) may not be assigned by either party except with the express written consent of the other parties, (iii) may be amended only by an agreement in writing signed by all parties, (iv) may be executed in counterparts each of which shall be deemed an original but all of which together will constitute one and the same instrument, (v) may be executed by facsimile, and (vi) shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision.

        (e) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        (f) If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        (g) This Agreement may not be modified, nor may any term or provision hereof be waived or discharged, except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or discharge is sought. No such waiver or discharge shall be deemed to be or shall constitute a wavier or discharge with respect to any other terms or provisions of this Agreement, whether or not similar. Each such wavier or discharge shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or discharge,

        (h) Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Georgia. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to Buyer at its address set forth herein, and each of the parties hereto irrevocably waives any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action.

        (i) In case any one or more of the agreements, obligations or covenants set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such agreements, obligations or covenants may proceed to protect and enforce their rights either by suit in equity and/or by action at law pursuant to the indemnification provisions of section 7, including, but not limited to, an action for specific performance of any such agreement, obligation or covenant contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. Notwithstanding the foregoing, except for claims related to intentional or knowing breaches of the representations and warranties of the parties herein or for claims related to fraud, the remedies provided in section 7 of this Agreement shall be the sole and exclusive monetary remedies of the parties with respect to any matters for which indemnification is provided in section 7 and shall preclude any party from seeking any other monetary remedy. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. Notwithstanding the foregoing, if the parties elect to close the transactions contemplated herein they cannot take or bring an action against the other party for breach of any preclosing obligations, such as the requirement of Seller to obtain consents to assignment of the Transferred Contracts, except if such breach constitutes a breach of the parties representations and warranties as contained herein, and then only in accordance with section 7 hereof.

        (j) The table of contents, headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        (k) The term "herein," "hereon" or "hereunder" or similar terms used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement.

        (l) The parties hereto acknowledge and agree that (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

        (m) Landacorp hereby fully guarantees the prompt payment and performance of all of Buyer's obligations hereunder in accordance with their terms.

                            [SIGNATURE PAGE FOLLOWS]

        To indicate their agreement, the parties have executed this Agreement by their authorized representatives on the date first stated above.


"LANDACORP"                         "BUYER"

    Landacorp, Inc.                 Landacorp Acquisition Subsidiary, Inc.,
    a Delaware Corporation          a Delaware Corporation

    By:    /s/Stephen P. Kay        By:       /s/Stephen P. Kay
       ---------------------------     -------------------------------

    Its:   COO/CFO                  Its:      COO/CFO
        --------------------------      ------------------------------

"SELLER"

    PMX Holdings, Inc.,
    a North Carolina Corporation

    By:     /s/James D. Lumsden
       ---------------------------

    Its:    Manager
       ---------------------------

                                  Attachments:


Exhibit 1             Financial Statements

Exhibit 2             Material Contracts

                                    EXHIBIT 1

                                  PROMEDEX INC.

                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000


ASSETS
        Current Assets
               Checking/Savings
                      1000 - Cash
                             1030 - Wachovia Checking                             -11,144.56
                             1010 - Checking-Centura                              214,392.07
                                                                                  ----------
                      Total 1000 - Cash                                           203,247.51

               TOTAL CHECKING/SAVINGS                                             203,247.51

               Accounts Receivable
                      1200 - Accounts Receivable
                             1201 - Unbilled A/R                                   20,071.73
                             1200 - Accounts Receivable - Other                   784,953.13
                                                                                  ----------
                      Total 1200 - Accounts Receivable                            805,024.86

               TOTAL ACCOUNTS RECEIVABLE                                          805,024.86

               Other Current Assets
                      1211 - Petty Cash Warehouse                                     400.00
                      1210 - Petty Cash                                             2,500.00

                      1250 - Prepaid Expenses
                             1255 - Prepaid Maintenance Agreement                  12,946.91
                             1254 - Prepaid Royalty                                16,666.66
                             1253 - Prepaid Commission                             11,625.00
                             1251 - Prepaid Insurance                               9,035.10
                                                                                    --------
                      Total 1250 - Prepaid Expenses                                50,273.67

                      1300 - Inventory Asset
                             1310 - Valuation reserve                             -30,000.00
                             1300 - Inventory Asset - Other                       595,261.16
                                                                                  ----------
                      Total 1300 - Inventory Asset                                565,261.16

               TOTAL OTHER CURRENT ASSETS                                         618,434.83

TOTAL CURRENT ASSETS                                                            1,626,707.20


        Fixed Assets
               1600 - Fixed Assets
                      1630 - Leasehold Improvements                               104,356.83
                      1610 - Equipment - Computers                              1,116,213.47
                      1620 - Furniture                                            278,028.69
                      1690 - Accumulated Depreciation                            -482,216.65
                                                                                 -----------
               Total 1600 - Fixed Assets                                        1,016,382.34

        TOTAL FIXED ASSETS                                                      1,016,382.34


        Other Assets
               1701 - Other Deposit                                                17,661.64
               1700 - Lease Deposit                                                98,735.94
                                                                                   ---------

        TOTAL OTHER ASSETS                                                        116,397.58

TOTAL ASSETS                                                                    2,759,487.12
                                                                                ============



LIABILITIES & EQUITY

        Liabilities
               Current Liabilities
                      Accounts Payable
                             2000 - Accounts Payable                            1,342,337.01
                      Total Accounts Payable                                    1,342,337.01


               Other Current Liabilities
                      2300 - Intercompany Inlight                               2,462,344.18
                      2500 - Unearned Income
                             2590 - Multi-Disease Programs                        751,178.69
                             2543 - BS of California Unearned                      25,000.00
                             2542 - BC California Unearned                         27,190.35
                             2541 - GHI Unearned                                   30,000.00
                             2565 - HIP of NY Unearned Income                       7,000.00
                             2570 - Meridian Unearned Income                       12,000.00
                             2540 - BC/BS Miss Unearned Income                     10,000.00
                             2500 - Unearned Income - Other                        86,582.27
                                                                                   ---------
                      Total 2500 - Unearned Income                                948,951.31

                      2203 - Accrued Payable
                             2214 - Accrued Rent Expense                           15,779.90

                             2213 - Accrued Accounting Fees                        32,586.00
                             2208 - Royalty Payable                                11,116.50
                             2203 - Accrued Payable - Other                        46,741.75
                                                                                   ---------
                      Total 2203 - Accrued Payable                                106,224.15

                      2205 - Wachovia Loan                                        623,283.77
                      2204 - Deferred Rent Liability                               19,080.31
                      2100 - Payroll Liabilities
                             2166 - Allocated Benefits                             84,882.04
                             2164 - Allocated Payroll Tax                           3,957.14
                             2153 - NY DBL Withheld                                    40.30
                             2151 - California DBL Tax Withheld                        47.92
                                                                                       -----
                      Total 2100 - Payroll Liabilities                             88,927.40
                      2250 - Shareholder Loans                                      6,965.00
               TOTAL OTHER CURRENT LIABILITIES                                  4,255,776.12

        TOTAL CURRENT LIABILITIES                                               5,598,113.13

TOTAL LIABILITIES                                                               5,598,113.13

EQUITY
        1100 - Retained Earnings                                              -11,373,588.63
        Net Income                                                             -1,099,405.12
        1800 - Capital Stock
               1830 - Preferred Stock B                                         3,449,742.57
               1810 - Common Stock  3,868.68
               1820 - Preferred A Stock                                         1,975,330.00
               1890 - Paid-in Capital                                           4,205,426.49
                                                                                ------------
        TOTAL 1800 - CAPITAL STOCK                                              9,634,367.74

        TOTAL EQUITY                                                           -2,838,626.01
                                                                                ------------

TOTAL LIABILITIES & EQUITY                                                       2,759,487.12


While, except as otherwise indicated in the following sentences, Seller has no actual knowledge to believe that the ProMedex Balance Sheet is seriously materially misleading, Seller makes no representation or warranty to Buyer regarding the ProMedex Balance Sheet. Seller has learned since the date of the ProMedex Acquisition, through Seller's receipt of a report dated October 2, 2000 prepared by Price Waterhouse Coopers for ProMedex, a copy of which was delivered to Buyer's counsel, that some of the above numbers may not be accurate. In addition, based on Seller's extremely limited review of the ProMedex books and records since the date of the ProMedex Acquisition, Seller also believes that the above listed inventory may be overstated by $120,000.

                                    EXHIBIT 2
                           CUSTOMER CONTRACTS-PROMEDEX


                                      Index



1.      ProMedex Contract - Pharmacia & Upjohn
2.      ProMedex Contract - One Health Plan
3.      ProMedex Contract - Blue Cross & Blue Shield of California
4.      ProMedex Contract - Group Health Incorporated
5.      ProMedex Contract - Aetna
6.      ProMedex Contract - Hawaii Medical Services Association
7.      ProMedex Contract - Sierra Military Health Services, Inc.
8.      ProMedex Contract - Blue Cross of California
9.      ProMedex Contract - Meridian Managed Care, Inc.
10.     ProMedex Contract - Regence Blue Shield of Idaho, Inc.
11.     ProMedex Contract - Health Insurance Plan of Greater New York
12.     ProMedex Contract - Blue Cross & Blue Shield of Mississippi
13.     BC/BS of Illinois
14.     State Health Plan of North Carolina
15.     Intra Corp